Exhibit 99.1

NEWS RELEASE
	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793

FOR IMMEDIATE RELEASE		DRG&E Ken Dennard / Ben Burnham 713-529-6600

ROBERT M. WOHLEBER NAMED TO

UNION DRILLING BOARD OF DIRECTORS

FORT WORTH, Texas – October 8, 2008 – Union Drilling, Inc. (NASDAQ: UDRL) today announced the appointment of Robert M. Wohleber to the Company’s Board of Directors. Mr. Wohleber also has been appointed to serve on the Company’s Audit Committee.

Mr. Wohleber, age 57, served as Senior Vice President and Chief Financial Officer of Kerr-McGee Corporation, a global oil and gas company, from 1999 until 2006. From 1986 until 1999, he held various positions at Freeport-McMoRan, Inc., including senior financial and operational positions with several of the firm’s subsidiaries. Mr. Wohleber currently serves on the Board of Directors for Enogex Partners, L.P. and the Investment Board of Oil Investment Corporation Ltd. He previously served on the boards of Freeport McMoRan Sulphur, Inc. and Tronox, Inc. He holds a bachelor’s degree from the University of Notre Dame and an M.B.A. from the University of Pittsburgh.

Thomas H. O’Neill, Jr., Union Drilling’s Chairman of the Board, stated, “We are pleased to welcome Bob to the board. His experience and expertise in capital raising and mergers and acquisitions through the ups and downs of commodity cycles is an excellent fit with Union Drilling as it continues to grow. I am confident his extensive financial and oil and gas experience will add significant value to the company and we look forward to working with him.”

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

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